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                                                                    EXHIBIT 99.1

CONTACT: JIM GALLAGHER (MEDIA)      DAN GIBSON (INVESTORS)    DAVID MATHESON
         STARWOOD                   STARWOOD                  VISTANA
         914-640-8194               914-640-8175              407-239-3155

FOR IMMEDIATE RELEASE

                        STARWOOD TO ACQUIRE VISTANA, INC.

         WHITE PLAINS, NY AND ORLANDO, FL, JULY 19, 1999-- Starwood Hotels and Resorts Worldwide, Inc. (NYSE: HOT), one of the world's largest hotel and leisure companies, and Vistana, Inc. (NASDAQ: VSTN), one of the premier developers and operators of high quality vacation ownership resorts, jointly announced today they have entered into a definitive merger agreement pursuant to which Vistana will become a wholly-owned subsidiary of Starwood.

         The transaction is structured to provide Vistana's shareholders with consideration valued at $19 per share, assuming that Starwood's average share price for the twenty trading day period prior to the fifth day preceding the closing date is between $30 and $36 per share. Based on the average closing price of Starwood's shares of $30.17 for the equivalent trailing twenty trading day period, Vistana's shareholders would receive total consideration valued at $19 per share. The consideration to be paid will be comprised of $5 per share in cash and the balance paid in Starwood stock. A portion of the stock consideration is expected to be tax-free to Vistana's shareholders.

         The transaction, which is subject to customary closing conditions including federal antitrust review, has been approved by the Boards of both companies and recommended by Vistana's independent directors and is expected to close in the fourth quarter of 1999. The principal shareholders of Vistana, who control more than 50 percent of the voting securities of the company, have executed written consents to approve the transaction and no further action is required on the part of the shareholders. Under certain circumstances, Starwood or Vistana may terminate the merger agreement if the market price of Starwood's stock is below $23.00 per share.

         Raymond "Rip" Gellein, chairman and Co-CEO of Vistana and Jeff Adler, president and Co-CEO, will head up Starwood's timeshare business upon the closing of the transaction and will continue to work from Vistana's Orlando, Florida headquarters. They are expected to report to Ted Darnall, President, North American Hotel Operations for Starwood. Both of these key executives have entered into new, multi-year employment agreements that will become effective upon the closing.

         "The vacation ownership industry is large and growing rapidly," said Barry S. Sternlicht, chairman and chief executive officer of Starwood. "Vacation ownership is a natural extension of our core lodging business. Indeed, many of our premier owned resort assets such as the Phoenician, Westin La Paloma, Westin Mission Hills, Westin Harbor Island, Sheraton Bal Harbour, Sheraton Key West and St. Regis Aspen, as well as assets in Portugal, Sardinia and Malta have significant excess land which we have targeted for interval ownership. In addition, immediate access to Vistana's strong multi-site infrastructure and superior management team
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STARWOOD TO ACQUIRE VISTANA, INC.
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will enable us to add a key strategic advantage when competing for new management contracts for all of our brands on a global basis," Mr. Sternlicht continued. "Linking interval owners with our Starwood Preferred Guest frequency program reinforces and strengthens our global brands. Our customer databases provide large pools of highly qualified potential interval owners. For more than one year, we have analyzed numerous strategies and opportunities to enter this key industry. We concluded that the acquisition of one of the premier companies in the industry, Vistana, made the most sense to immediately enjoy expandable infrastructure and generate near term EBITDA for us. Despite my great reluctance to issue equity at the current trading price of our stock, the amount of equity is small, it aligns the interests of Vistana's key executives and shareholders with our shareholders and maintains financial flexibility and targeted lower leverage levels which will be attained after the Caesars World and Desert Inn dispositions. Moreover, the acquisition of Vistana is expected to be accretive to earnings in 2000. While an initial focus will be to harvest the value of our owned resort assets and complete the Desert Inn and Sun International's Atlantis timeshare projects, we intend to utilize all of our brands on a global basis focusing on building several price points for interval owners under primarily the Sheraton, Westin and St. Regis brands," Mr. Sternlicht concluded.

     "This transaction will allow us to accelerate our expansion plans and tap into resources that few hospitality companies possess. We are extremely excited about Starwood's brands, world-class resort assets, their rapidly expanding Starwood Preferred Guest Program and the other numerous advantages a company of Starwood's scale brings to the vacation ownership industry. We share Starwood's vision to grow this segment of their business to become a major player in the global timeshare industry," Messrs. Gellein and Adler added.

         Vistana's principal operations include the acquisition, development and operation of vacation ownership resorts, marketing and selling vacation ownership interests (VOI's) in their resorts, and providing financing to customers who purchase VOI's at their resorts. Founded in 1980, Vistana had 1998 sales of $234 million and has over 1,800 units in operation and an ownership base of more than 86,000 VOI owners. The company currently operates ten resorts. Four of these resorts are in Florida including the Vistana Resort in Orlando, Hampton Vacation Resorts-Oak Plantation in Kissimmee, Vistana Resort at World Golf Village near St. Augustine, and Vistana's Beach Club on Hutchison Island; three in Colorado; Eagle Point in Vail and Falcon Point and Lakeside Terrace in Avon; one in South Carolina, Embassy Vacation Resort at Myrtle Beach; and two in Arizona, Villas of Cave Creek, north of Scottsdale and Embassy Vacation Resort in Scottsdale.

         In addition, Vistana has three new resorts planned: PGA Vacation Resort by Vistana in Port St. Lucie, Florida; Harborside at Atlantis on Paradise Island in the Bahamas as part of a proposed joint venture with Sun International Hotels; and a large successor property to Vistana's flagship Vistana Resort in Orlando. The company has several other projects currently under consideration.

         Starwood, through its subsidiaries, owns, manages and franchises over 700 hotels and resorts in 72 countries with more than 223,000 rooms and 130,000 employees at its owned and managed properties.

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